SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 4, 2005

SOFTBRANDS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51118	41-2021446
(State or other jurisdiction or incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Meridian Crossings, Suite 800 Minneapolis, Minnesota		55423
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (612) 851-1500

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Agreement.

 On August 4, 2005, SoftBrands and Capital Resource Partners IV, L.P. (“CRP”) executed Amendment No. 4 to the Senior Subordinated Secured Note and Warrant Purchase Agreement dated November 26, 2002 (as amended, the “Agreement”), the agreement pursuant to which SoftBrands borrowed $20 million represented by a Senior Subordinated Secured Note Due 2008 (the “Note”). In accordance with Amendment No. 4, SoftBrands prepaid $8 million principal amount, plus accrued interest, on the Note, plus a redemption premium of $190,000. The remaining principal balance of the Note is therefore $12 million. Amendment No. 4 also (1) adjusted the remaining principal payments so that they occur $3 million on December 31, 2006, $4 million on December 31, 2007 and $5 million on December 31, 2008; (2) added as events that require SoftBrands to prepay the principal amounts outstanding under the Note, any debt financing that generates more than $7 million, and any equity financing (other than benefit plans or acquisitions) that generates more than $100,000 of gross proceeds; (3) provided that SoftBrands will be obligated to pay a redemption premium of $390,000 if it prepays the Note prior to September 30, 2006; (4) reduced to $7.2 million the EBITDA requirement for rolling 12-month periods ending with each fiscal quarter end; and (5) reduced to 1.0 the fixed charge coverage ratio for each such 12-month period (except the 12 months ending June 30, 2006, which was reduced to 0.50).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 5, 2005

SOFTBRANDS, INC.

/s/ David G. Latzke
David G. Latzke, Senior Vice President, Chief
Financial Officer and Secretary